Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Heather Browne
June 3, 2008	Director, Communications
713-753-3775
heather.browne@kbr.com

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082
investors@kbr.com

KBR Awarded Global Engineering and Project Management Services Contract by BP

HOUSTON – KBR (NYSE:KBR) today announced that it has been awarded a four-year contract, including an option for extension, by BP to provide Engineering and Project Management Services (EPMS) for BP’s future offshore developments worldwide.

In the agreement KBR and KBR subsidiaries Granherne and GVA Consultants will provide conceptual studies, Front End Engineering and Design (FEED), detailed design and project management services for BP offshore projects across the globe.

“We are excited about this opportunity to continue our forty-year working relationship with BP while continuing to demonstrate our track record of safety, quality personnel and experience in the offshore energy industry,” said John Rose, President, Upstream for KBR. “This contract will lead to substantial work for project teams working together from offices in Houston and London to leverage KBR’s proven ability to execute complex projects in any water depth anywhere in the world. Our ability to manage these types of projects and capture improvement from project to project is the cornerstone of our success in the global engineering and project management sectors.”

Granherne is a leading front end engineering consultancy for onshore, offshore and deepwater oil and gas developments and has experience on over 3,000 projects in more than 20 countries. Granherne has provided services for more than 100 subsea developments, including step out expansions, marginal fields and major subsea projects.

GVA Consultants is one of the world’s leading marine engineering companies with more than 20 years experience designing drilling and floating production semi-submersibles.

KBR is a global engineering, construction and services company supporting the energy, petrochemicals, government services and civil infrastructure sectors. The company offers a wide range of services through its Downstream, Government and Infrastructure, Services, Technology, Upstream and Ventures business segments. For more information, visit www.kbr.com.